FOR IMMEDIATE RELEASE

LRAD CORPORATION TO REPORT $2.4 MILLION IN

FISCAL Q2 2012 REVENUES

Company Anticipates Stronger Revenues in Fiscal Second Half

SAN DIEGO, CA, April 5, 2012 - LRAD Corporation (NASDAQ: LRAD), the world's leading provider of long range acoustic hailing devices (AHDs), announced today that it expects to report fiscal Q2 2012 revenues of approximately $2.4 million for the period ended March 31, 2012.

"We experienced a reduction in quarterly and fiscal first half revenues compared to the prior year due to the continued uncertainty surrounding the U.S. defense budget and a difficult global business environment," remarked Tom Brown, president and CEO of LRAD Corporation. "While our selling cycles can be long and uneven, we are adding to a growing pipeline of potential domestic and international business, focusing in particular on significant AHD military opportunities."

Brown concluded, "We are starting to see a pickup in demand for LRAD systems and expect increasing fiscal second half revenues based on anticipated U.S. and foreign military orders and continued penetration of our AHD systems into worldwide Public Safety, Commercial Security and Wildlife & Asset Protection markets."

About LRAD Corporation

LRAD Corporation is using long range communication to resolve uncertain situations peacefully and save lives on both sides of its proprietary Long Range Acoustic Device®. Thousands of LRAD® systems are in service around the world in diverse applications including fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement and emergency responder communications, asset protection and wildlife preservation and control. For more information about the Company and its LRAD systems, please visit www.lradx.com.

Forward-looking Statements: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2011. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

COMPANY CONTACT:

Robert Putnam

+1 858.676.0519

robert@lradx.com